Exhibit 99.1


TOMPKINS  [GRAPHIC OMITTED]
  TRUSTCO INC.                                   For additional information,
                                             contact James J. Byrnes, Chairman
                                          or Stephen S. Romaine, President & CEO
                                                       (607) 273-3210, ext. 2100

FOR IMMEDIATE RELEASE
FEBRUARY 23, 2007

                               Dr. Carl E. Haynes
                   Elected to Board of Tompkins Trustco, Inc.


         ITHACA, NY - Tompkins Trustco, Inc., (TMP - AMEX). Tompkins Trustco, Inc. has announced that Bonnie H. Howell, Director, has resigned from the Board of Directors of Tompkins Trustco, Inc. and its subsidiary, Tompkins Trust Company, due to health reasons. She joined the board in April 1982 and served as its Vice Chair from 1992 to 2005. She is the retired President and CEO of Cayuga Medical Center at Ithaca and most recently has been teaching Health Care Administration at NYU for the 2006-2007 academic year.
         "The entire board would like to express our gratitude to Bonnie for her years of service and will miss her wisdom which has helped guide the company through many successful years. Needless to say, the board and all of our employees wish Bonnie well," stated James J. Byrnes, Chairman of the Board.
         Dr. Carl E. Haynes has been selected by the board to serve as Ms. Howell's replacement, effective February 20, 2007, and will be nominated for a three year term at the Annual Meeting of Shareholders in May 2007. Dr. Haynes has been President of Tompkins Cortland Community College since 1995 and has served on the board of Tompkins Trust Company since 1996. An active member in the community, Dr. Haynes is Chair of the Board of Directors at the Cayuga Medical Center, serves on the board at Therm, Inc. and Tompkins County Area Development. He received a bachelor's degree in business from Rochester Institute of Technology, a master of science and master of business administration from Syracuse University, and a Ph.D. from Cornell University.